Exhibit 99.2

Investor Contact: Jeremy Friedman

Executive Vice President and Chief Financial Officer

978 570 6900

Jeremy.friedman@accellent.com

FOR IMMEDIATE RELEASE

ACCELLENT INC. ANNOUNCES CLOSING OF

SENIOR SUBORDINATED NOTES OFFERING

WILMINGTON, MA – October 28, 2010 – Accellent Inc. (“Accellent” or the “Company”), a wholly-owned subsidiary of Accellent Holdings Corp., announced today the closing of its private placement offering of $315.0 million aggregate principal amount of 10% senior subordinated notes due 2017 (the “Notes”). The Notes are guaranteed, with certain exceptions, by all of the Company’s existing and future domestic restricted subsidiaries on a senior subordinated basis.

In conjunction with the closing of this offering, the Company consummated the initial acceptance and payment with respect to its previously announced cash tender offer and consent solicitation (the “Offer”) to purchase for cash any and all of its outstanding 10 1/2% senior subordinated notes due 2013 (the “2013 Notes”) and used a portion of the net proceeds from the Notes offering to purchase $230,767,000 aggregate principal amount of the 2013 Notes and pay related consent payments. The Company intends to use the remaining net proceeds from the Notes offering to purchase any additional 2013 Notes tendered in the Offer and to redeem any of the 2013 Notes that are not tendered in the Offer in compliance with the terms of the indenture governing the 2013 Notes, with any remaining net proceeds to be used for general corporate purposes.

The Notes and related guarantees were offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of securities mentioned in this press release in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Accellent Inc.

The Company provides fully integrated outsourced manufacturing and engineering services to the medical device industry in the cardiology, endoscopy and orthopaedic markets. The Company has broad capabilities in design and engineering services, precision component fabrication, finished device assembly and complete supply chain management solutions. These capabilities enhance its customers’ speed to market and their return on investment by allowing them to focus their internal resources more efficiently.

Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 31, 2010. All forward-looking statements are expressly qualified in their entirety by such risk factors.